004 Putnam Income Fund, April 30, 2007, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	Class A		$18,351
		Class B		 2,835
		Class C		  421

72DD2	Class M		 $7,055
		Class R		  19
		Class Y		 29,233

73A1		Class A		  $.16
		Class B		  .13
		Class C		  .13

74A2		Class M		  $.15
		Class R		  .15
		Class Y		  .17

74U1		Class A	    114,172
		Class B	     19,217
		Class C	     3,062

74U2		Class M	     43,353
		Class R		  143
		Class Y		179,591

74V1		Class A		$6.77
		Class B		6.73
		Class C		6.74

74V2		Class M		$6.69
		Class R		6.76
		Class Y		6.82



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.